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                                                                   EXHIBIT 10.59

           SUMMARY OF INTERIM RETAINER FEE FOR NON-EMPLOYEE DIRECTORS


      On March 15, 2006, our Compensation Committee of the Board of Directors approved an interim retainer fee to cover service by non-employee directors on the Board (including on any Board committees) for the interim period from March 16, 2006 to June 14, 2006. The purpose of such action is to compensate board members for service during the interim period between March 16, 2006 and the 2006 Annual Meeting of Stockholders, such service of which would otherwise not have been compensated as a result in the change of our fiscal year end. The interim retainer fee is an amount equal to each director's current annual retainer fee, pro-rated for the interim period as set forth below:

      Chairman of the Board: Interim retainer of $37,500, half of which must be taken as OSI Common Stock with three-month transfer restriction. Balance to be taken in cash or stock at director's option.

      Chairman of the Audit Committee: Interim retainer of $22,500, half of which must be taken as OSI Common Stock with three-month transfer restriction. Balance to be taken in cash or stock at director's option.

      Audit Committee Member: Interim retainer of $18,750, half of which must be taken as OSI Common Stock with three-month transfer restriction. Balance to be taken in cash or stock at director's option.

      Other Committee Member: Interim retainer of $15,625, half of which must be taken as OSI Common Stock with three-month transfer restriction. Balance to be taken in cash or stock at director's option.

      Consistent with the terms of our Amended and Restated Stock Incentive Plan, one-half of of each non-employee director's interim retainer is payable in the form of an award of restricted OSI common stock, and the remainder is paid in cash on a monthly basis, unless the director elects to receive additional shares of OSI common stock. The grant of restricted stock will be made on March 16, 2006 and will vest in three equal installments on April 16, 2006, May 16, 2006 and June 14, 2006.